Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release

Pebblebrook Hotel Trust Acquires the Hotel Palomar San Francisco

Bethesda, MD, October 25, 2012 - Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has acquired the Hotel Palomar San Francisco for $58.0 million. The 196-room, AAA four-diamond, upper upscale, full-service boutique hotel is located in downtown San Francisco, California. The property will continue to be managed by Kimpton Hotels & Restaurants (“Kimpton”). The transaction includes the assumption of a $27.2 million secured loan, with the balance of the purchase price funded by the Company with available cash.

“We're extremely excited about the acquisition of the Hotel Palomar and the opportunity to further expand our presence in the highly desirable San Francisco market,” said Jon Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “The hotel is attractively located at the nexus of three of San Francisco's most dynamic neighborhoods: the South of Market district, the Financial District and Union Square. This ideal location is adjacent to the Westfield San Francisco Centre as well as the world famous Powell & Market cable car turntable, and just blocks from Moscone Convention Center and Union Square. In addition to the abundant and diverse collection of demand generators, the city's location on the West Coast makes it a natural gateway to travelers from Asia. The strong leisure and business demand in this market, coupled with the extremely high barriers to entry, makes the Hotel Palomar San Francisco a very exciting addition to our portfolio.”

The 196-room Hotel Palomar San Francisco is conveniently located at the corner of Fourth and Market Streets in the heart of downtown San Francisco, and is on the same block as the Company's recently acquired Hotel Milano. The location is ideal for business and leisure travelers alike, within walking distance of the Moscone Convention Center and Union Square, and proximate to the financial district and the rapidly growing South of Market (“SoMa”) office district. This hotel is adjacent to the Westfield San Francisco Shopping Centre, an iconic shopping destination that is home to Bloomingdale's West Coast flagship store, the second largest Nordstrom in the United States, 170 world-class boutique shops and exceptional dining venues. In addition to the strong base of permanent demand generators, San Francisco will host the 34th America's Cup, a world renowned sailing event that is projected to draw over 2.5 million spectators to the Bay Area in 2012 and 2013.

Built in 1907, the hotel opened as the Hotel Palomar San Francisco in 1999 and features 196 guest rooms with high-speed wireless internet access, a fully stocked honor bar, 37” flat screen televisions, luxury Etro bath amenities and Kimpton signature brand bathrobes. The hotel offers 3,000 square feet of flexible meeting space across four rooms, as well as an award-winning signature restaurant, Fifth Floor Restaurant & Lounge. Fifth Floor Restaurant & Lounge serves breakfast and dinner daily, and features New American food paired with contemporary cocktails and an extensive global wine list. The hotel also features a fitness center, hosted evening wine reception and valet parking.

In 2011, the Hotel Palomar San Francisco operated at 81% occupancy, with an average daily rate (“ADR”) of $222 and room revenue per available room (“RevPAR”) of $178. During the next 12 months, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $4.1 to $4.5 million and net operating income after capital reserves (“NOI”) of $3.4 to $3.8 million.

The Company will own a leasehold interest in the property through a long-term hotel lease with Jamestown Properties. There are currently 85 years remaining on the long-term lease, which expires in 2097. The $27.2 million secured loan that is being assumed in connection with the acquisition is a non-recourse loan, with a fixed annual interest rate of 5.94%. The loan matures in September 2017.

The hotel will continue to be managed by Kimpton, which also manages seven of the Company's other hotels, including several located in San Francisco, California: the 416-room Sir Francis Drake Hotel and the 252-room Argonaut Hotel, both in downtown San Francisco, California; the 140-room Grand Hotel Minneapolis in downtown Minneapolis, Minnesota; the 117-room Hotel Vintage Plaza Portland in downtown Portland, Oregon; the 189-room Hotel Monaco Seattle and the 125-room Hotel Vintage Park Seattle, both in downtown Seattle, Washington; and the 183-room Hotel Monaco Washington DC in downtown Washington, DC.

“We're excited to be growing our successful relationship with Kimpton Hotels & Restaurants,” continued Mr. Bortz. “The acquisition of the Hotel Palomar San Francisco marks our eighth Kimpton-managed hotel and their strong track record, market knowledge and extensive experience in operating high-quality boutique properties gives us immense confidence in the future of this hotel.”

“We are thrilled to be expanding our relationship with Pebblebrook Hotel Trust,” said Kimpton's Chief Executive Officer, Mike Depatie. “We are extremely pleased that our strong relationship with Pebblebrook continues to grow, and we believe this shows a strong vote of confidence in Kimpton's operational expertise. We look forward to continued collaborative success from our relationship.”

The Company expects to incur approximately $1.0 million of costs related to the acquisition of the hotel that will be expensed as incurred.

The acquisition of the Hotel Palomar San Francisco brings the total number of properties in the Company's portfolio to 25, comprising $2.0 billion of invested capital since the Company completed its initial public offering in December 2009.

About Kimpton Hotels & Restaurants

San Francisco-based Kimpton Hotels & Restaurants, a collection of boutique hotels and chef-driven restaurants in the US, is an acknowledged industry pioneer and was the first to bring the boutique hotel concept to America. In 1981 Bill Kimpton founded the company that today is well-known for making travelers feel welcomed and comfortable while away from home through authentic and unscripted customer care, stylish ambience and embodying a certain playfulness in its approach to programs and amenities. Adjacent to the hotels are locally-loved, top-rated, Kimpton restaurants. Kimpton leads the hospitality industry in ecological practices through its innovative EarthCare program that spans all hotels and restaurants. Market Metrix, a recognized authority and leader in feedback solutions, consistently ranks Kimpton above other hotel companies in luxury and upper upscale segments for customer satisfaction. Privately held Kimpton was recognized by Fortune Magazine as a Best

Company to Work for in 2012.  The company operates more than 50 hotels and more than 50 restaurants in 24 cities. For more information visit www.KimptonHotels.com or call 1-800-KIMPTON.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 25 hotels, including 19 wholly owned hotels with a total of 4,615 guest rooms and a 49% joint venture interest in six hotels with a total of 1,733 guest rooms. The Company owns, or has an ownership interest in, hotels located in ten states and the District of Columbia, including 16 markets: Los Angeles, California; San Diego, California; San Francisco, California; Santa Monica, California; West Hollywood, California; Miami, Florida; Buckhead, Georgia; Bethesda, Maryland; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Seattle, Washington; and Washington, DC. For more information, please visit www.pebblebrookhotels.com.

This press release contains certain “forward-looking statements” relating to, among other things, potential property acquisitions, hotel EBITDA, hotel net operating income after capital reserves, acquisitions costs and projected demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves; projections of acquisition costs; descriptions of the Company's plans or objectives for future operations, acquisitions or services; forecasts of future economic performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company's filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2011. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information about the Company's business and financial results, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company's website at www.pebblebrookhotels.com and at www.sec.gov .
All information in this release is as of October 25, 2012. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company's expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.
Contact:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

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Pebblebrook Hotel Trust
Hotel Palomar San Francisco
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
12-Month Forecast
(Unaudited, in millions)

	Range
	Low		High

Hotel net income	$1.9	to	$2.3

Adjustment:
Depreciation and amortization (1)	2.2		2.2

Hotel EBITDA	$4.1		$4.5

Adjustment:
Capital reserve	(0.7)		(0.7)

Hotel Net Operating Income	$3.4		$3.8

(1)  Depreciation and amortization have been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of depreciation and amortization and the resulting change may be material.

           This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Hotel Pro Forma Operating Data
(In thousands, except Occupancy, ADR, and RevPAR)
(Unaudited)

Historical Operating Data:
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2011	2011	2011	2011	2011

Pro forma Occupancy	71.2%	80.3%	85.0%	77.7%	78.6%
Pro forma ADR	$189	$208	$212	$216	$207
Pro forma RevPAR	$134	$167	$180	$168	$162

Pro forma Hotel Revenues	$102.0	$122.8	$127.6	$126.5	$478.8
Pro forma Hotel EBITDA	$15.6	$31.5	$35.6	$34.2	$116.9

	First Quarter	Second Quarter	Third Quarter
	2012	2012	2012
Pro forma Occupancy	75.1%	85.2%	86.9%
Pro forma ADR	$195	$219	$220.0
Pro forma RevPAR	$147	$187	$191.0

Pro forma Hotel Revenues	$109.7	$133.6	$134.1
Pro forma Hotel EBITDA	$20.4	$40.0	$40.9

These historical hotel operating results include information from the following hotels: DoubleTree by Hilton Bethesda-Washington DC; Sir Francis Drake; InterContinental Buckhead; Hotel Monaco Washington, DC; Grand Hotel Minneapolis; Skamania Lodge; Sheraton Delfina; Sofitel Philadelphia; Argonaut Hotel; Westin Gaslamp Quarter San Diego; Hotel Monaco Seattle; Mondrian Los Angeles; Viceroy Miami; W Boston; Hotel Vintage Park Seattle; Hotel Vintage Plaza Portland; W Los Angeles - Westwood; Hotel Palomar San Francisco; and the 6 hotel properties in the Manhattan Collection. This schedule excludes the historical operating results of the Hotel Milano. The hotel operating results for the Manhattan Collection only include 49% of the results for the 6 hotel properties to reflect the Company's 49% ownership interest in the hotels. These historical operating results include periods prior to the Company's ownership of the hotels. The Company expects to include historical operating results for Hotel Milano after the Company has owned the hotel for one year. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses.

The information above has not been audited and has been presented only for comparison purposes.